EXHIBIT 99.1

j2 Global Names Kathy Griggs CFO

Appointment Separates Co-President and CFO Functions and
Consolidates CFO and CAO Responsibilities

LOS ANGELES—June 4, 2007—j2 Global Communications, Inc. [NASDAQGS: JCOM], the provider of outsourced, value-added messaging and communications services, today announced the addition to its management team of Kathy Griggs as chief financial officer. Ms. Griggs is assuming the responsibilities of chief financial officer from Scott Turicchi, who remains j2 Global’s co-president, and is assuming the responsibilities of chief accounting officer from Gregg Kalvin, j2 Global’s current CAO. Mr. Turicchi will be able to more fully devote his energies to mergers and acquisitions and public company matters now that he will no longer have to directly oversee the company’s financial personnel. Mr. Kalvin has agreed to serve as a special consultant to Ms. Griggs during a transition period as she takes over leadership of j2 Global’s financial personnel and chief accountant responsibilities.

“We are very pleased to welcome Kathy to j2 Global,” said Richard Ressler, Chairman of the Board of j2 Global.  “Kathy’s presence will deepen our senior management ranks.  Kathy brings to j2 Global more than 25 years of financial and accounting experience, including two CFO positions at successful public companies.  In addition, we want to thank Gregg Kalvin for his contributions to the financial success of the company over the past 10 years and his support of Kathy as she takes over j2 Global’s CFO and CAO responsibilities.”

About j2 Global Communications

Founded in 1995, j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to individuals and businesses around the world.  j2 Global’s network spans greater than 2,800 cities in 40 countries on six continents.  The company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling, and unified-messaging and communications services.  j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAX™, eFax Corporate®, Onebox®, Electric Mail®, jBlast®, eFax Broadcast™, eVoice®,

PaperMaster®, Consensus™, M4 Internet® and Protofax®.  As of Dec. 31, 2006, j2 Global had achieved 11 consecutive fiscal years of revenue growth and five consecutive fiscal years of positive and growing operating earnings.  For more information about j2 Global, please visit www.j2global.com.

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Contacts: Kari Garcia Comm Strategies 949-459-9696, x244 pr@commstrategies.com	Jeff Adelman j2 Global Communications, Inc. 323-372-3617 press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: the ability of j2 Global to successfully expand its services and related revenue and profit base internationally, and numerous other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the 2006 Annual Report on Form 10-K filed by j2 Global on March 12, 2007, and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov. The forward-looking statements in this press release are based on limited information available to j2 Global at this time, which is subject to change. Although management’s expectations may change after the date of this press release, j2 Global undertakes no obligation to revise or update these forward-looking statements.